Exhibit 5.8

[Shearman & Sterling LLP Letterhead]

To:	Case New Holland Inc.
CNH Global, N.V.
Tower B, 10th Floor
World Trade Center, Amsterdam Airport
Schiphol Boulevard 217
1118 BH Amsterdam
The Netherlands

March 19, 2010

Case New Holland Inc. Form F-4 Registration Statement 2010

Ladies and Gentlemen,

1.	DESCRIPTION OF TRANSACTION

This opinion is furnished to you in connection with the registration statement on Form F-4 (the “Registration Statement”) being filed by Case New Holland Inc., a Delaware corporation (the “Company”), CNH Global, N.V., a Netherlands public limited liability company (the “Parent”), and certain subsidiaries of the Parent named therein as guarantors (collectively with the Parent, the “Guarantors”), including CNH Deutschland GmbH (the “German Guarantor”) with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of USD 1,000,000,000 principal amount of the Company’s 7 3/4% senior notes due 2013 (the “New Notes”) which are to be offered in exchange for an equivalent principal amount of presently outstanding 7 3/4% senior notes due 2013 (the “Old Notes”), as more fully described in the Registration Statement. The Old Notes are, and the New Notes will be, guaranteed by the Guarantors (the “Guarantees” and each a “Guarantee”). Old Notes that are accepted in exchange for New Notes will be cancelled and retired.

The Old Notes were and the New Notes will be issued under an indenture, dated as of August 17, 2009 (the “Indenture”), by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”). The Indenture and the Guarantees are collectively referred to as the “Documents”.

We have acted as German counsel for the German Guarantor in connection with the execution and delivery of the Documents. Capitalized terms used and not defined herein are used herein as defined in the Documents.

2.	DOCUMENTS EXAMINED

In arriving at the opinions below, we have examined the following documents:

2.1	a copy of the Registration Statement;

2.2	a copy of the Indenture;

2.3	a form of the German Guarantee;

2.4	a form of the New Notes;

2.5	for CNH Deutschland GmbH:

(a)	a certified (beglaubigt) excerpt of the commercial register dated March 15, 2010;

(b)	a copy of the articles of association dated February 28, 2008 certified (beglaubigt) by the commercial register on March 15, 2010;

(c)	a copy of a shareholders’ resolution dated March 11/15, 2010;

2.6	for CNH Baumaschinen GmbH:

(a)	an electronic excerpt of the commercial register dated March 18, 2010;

(b)	a copy of the articles of association dated September 6, 2007 as on file as of the date hereof.

2.7	Except as stated above, we have not examined any agreements, deeds, instruments or other documents entered into by or affecting the German Guarantor or any corporate records of the German Guarantor and we have not made any other enquiries concerning the German Guarantor. We have not investigated whether the Company is or will be by reason of the transactions and matters contemplated by the Documents in breach of any of its obligations under any agreement, document, deed or instrument.

3.	ASSUMPTIONS

3.1	In our examination of the documents referred to above, we have assumed the authenticity and completeness of all agreements, certificates, instruments and documents submitted to us as originals, the genuineness of all signatures, the corporate existence, capacity and due authority of the parties executing such documents (on the date of its respective execution) (other than in respect of the German Guarantor) and the conformity to the originals of all agreements, certificates, instruments and documents submitted to us as copies (including, without limitation, faxed copies). We have also assumed that each of the documents referred to above (on the date of its respective execution) has been duly authorized, executed and delivered, with all necessary power and authority (corporate and otherwise), by all parties thereto and that all parties thereto are duly organized and validly existing under the applicable laws (other than in respect of the German Guarantor).

3.2	In rendering this opinion, we have further assumed:

(a)	that the New Notes will be issued, and the Guarantee will be executed, in conformity with the form of New Notes and the form of Guarantee (as incorporated in the Registration Statement as exhibits 4.1 and 4.2 thereto by way of reference to the Indenture, including the relevant exhibits to the Indenture) that we reviewed (respectively);

(b)	the accuracy of all statements of fact, including, but not limited to, the representations and warranties, and all opinions as to matters not covered by this opinion, contained in or made pursuant to the Documents, in each case including on the date of execution of each relevant Document;

(c)

that on the date of execution of any Document no voluntary winding-up resolution or petition has been presented or an order has been made or rejected on grounds of insufficiency of assets (mangels Masse) by a court or by directly applicable law for the winding up, dissolution or administration of any party to any of the Documents and no application for the commencement of bankruptcy (Insolvenzantrag) or any other insolvency procedure has been made within the meaning of any applicable insolvency procedure with respect to any party to any of the Documents;

(d)	that as of the date of this opinion (and on the date of execution of each relevant Document) and as a consequence of taking or performing any action which any of the Documents contemplates, permits or requires, no party to any of the Documents is or will be deemed (or at the time of execution of any Document was or was deemed to be) unable to pay any of its debts when due (Zahlungsunfähigkeit) and none of the parties to any of the Documents are (or at the time of execution of any Document were) facing over-indebtedness (Überschuldung) or are (or at the time of execution of any Document were) subject to imminent illiquidity (drohende Zahlungsunfähigkeit) within the meaning of Sections 17, 18 and 19 of the German Insolvency Code (Insolverzordnung) or, as the case may be, within the meaning of any applicable insolvency law for the relevant jurisdiction;

(e)	that no party enters (or at the time of execution of any Document entered) into any of the Documents or any transaction contemplated therein with the intention to prejudice, defraud or damage any creditor of any party to any of the Documents and that the decision of any party to enter into any of the Documents has not been influenced by any relevant error or other deficiency of mind;

(f)	that no creditor which is party to any of the Documents is (or at the time of execution of any Document was) aware of any circumstances which would indicate that, or give reason to enquire further whether or not, any of the events set forth in (d) above is (or at the time of execution of any Document was) imminent with respect to the German Guarantor;

(g)	that the Documents will, upon their due execution by all parties thereto, create (or in respect of the Indenture created) legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that the legality, validity and enforceability of the Documents will not be (and in respect of the Indenture was not) impaired by any other agreement or obligation of the parties thereto;

(h)	that the excerpt of the commercial register referred to in para. 2.5(a) is current, accurate and complete and that no resolutions have been passed which could be entered into the commercial register of the German Guarantor and that the articles of association of the German Guarantor referred to in para. 2.5(b) are current, accurate and complete and have not been amended;

(i)	that the excerpt of the commercial register referred to in para. 2.6(a) (as retrieved from the online commercial register) is current, accurate and complete and that no resolutions have been passed which could be entered into the commercial register of CNH Baumaschinen GmbH and that the articles of association of CNH Baumaschinen GmbH referred to in para. 2.6(b) (as provided to us by CNH Baumaschinen GmbH) are current, accurate and complete and have not been amended;

(j)	that no advisory board (Beirat) nor supervisory board (Aufsichtsrat) exists with respect to the German Guarantor or CNH Baumaschinen GmbH;

(k)	that the shareholders’ resolution referred to in para. 2.5(c) has been duly passed in accordance with all requirements by law or the corporate documents of the shareholders e.g. for calling and holding a shareholders’ meeting and the passing of shareholders’ resolutions, and no resolutions or other declarations have been passed which are contradicting or superseding to the shareholders’ resolution between its date and the date of this opinion;

(l)	that all powers of attorney and declarations of ratification granted by any of the parties to the Documents to the individuals executing the Documents have not been revoked; and

(m)	the full legal capacity and authority (Rechts- und Geschäftsfähigkeit) of all individuals who have executed the Documents or the powers of attorney on behalf of the parties thereto.

4.	OPINION

Based upon the foregoing and subject to the qualifications set out herein, we are of the opinion that:

4.1	Status: The German Guarantor is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of the Federal Republic of Germany.

4.2	Powers and Authority: The German Guarantor has full corporate power and authority to enter into the German Guarantee and to perform its obligations thereunder, and all corporate action required pursuant to its articles of association (Gesellschaftsvertrag/Satzung) of the German Guarantor and pursuant to generally applicable company law (Gesellschaftsrecht) to authorize the execution and delivery of the German Guarantee on its behalf and the performance of its obligations thereunder has been duly taken.

4.3	Due Authorization and Execution: At the time of its execution, the Indenture has been duly authorized and executed by the German Guarantor.

5.	QUALIFICATIONS

Our opinions are subject to the following qualifications:

5.1	We note that under applicable German corporate law (Sections 30, 31 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, “GmbHG”), the granting of an upstream guarantee by a German limited liability company (“GmbH”) to an affiliate may violate Sections 30, 31 GmbHG, if the payment under such guarantee would cause the net assets of the GmbH to fall under its stated share capital (Stammkapital), or, if the net assets of the GmbH are already less than the stated share capital, cause the net assets to be further reduced, save for cases where the GmbH granting the guarantee has a fully valuable claim for loss compensation under a profit and loss transfer agreement and/or a domination agreement (Ergebnisabführungs- oder Beherrschungsvertrag) or a direct claim against the affiliate or its shareholder for indemnification (Freistellungs- oder Aufwendungsersatzanspruch) with respect to the guarantee such that the amount of losses resulting from the enforcement of the guarantee is fully recoverable (werthaltig). The terms of the German Guarantee limit enforcement of the German Guarantee, inter alia, if and to the extent payment under the German Guarantee or the application of enforcement proceeds would cause the net assets of either CNH Deutschland GmbH or CNH Baumaschinen GmbH, with which CNH Deutschland GmbH has entered into a profit and loss transfer agreement (or that of another future GmbH-shareholder with which CNH Deutschland GmbH has entered into a profit and loss transfer agreement) to fall below such entity’s respective registered share capital and thereby cause a violation of Section 30 GmbHG. We further note that both CNH Deutschland GmbH and CNH Baumaschinen GmbH currently have negative equity under German GAAP and that under the limitations set forth in the terms of the German Guarantee, the noteholders may not be able to enforce the German Guarantee as long as CNH Deutschland GmbH and/or CNH Baumaschinen GmbH continue to have negative equity.

5.2	Pursuant to several decisions of the German Federal Court of Justice (Bundesgerichtshof) with respect to Sections 30 and 31 GmbHG, a security interest (including a guarantee) granted by a GmbH for the benefit of any affiliated company (within the meaning of sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz, “AktG”) other than its direct or indirect subsidiaries (the “Affiliates”) to third party creditors may be held invalid pursuant to Section 138 of the German Civil Code (Bürgerliches Gesetzbuch, “BGB”) and would therefore not be enforceable if, at the time of the creation of the security interest, (i) the enforcement of the security interest would cause the GmbH’s equity (Eigenkapital) to fall below the amount of its stated capital (Stammkapital) and (ii) the third party creditor and the Affiliates have acted in fraudulent conveyance (kollusives Zusammenwirken) to the detriment of the GmbH or other third party creditors of the GmbH.

5.3	Pursuant to several decisions of the German Federal Court of Justice (Bundesgerichtshof) the shareholders of a German GmbH may be held personally liable for causing the insolvency of such GmbH (existenzvernichtender Eingriff). Therefore, German courts may determine that the validity and enforceability of claims of a third party creditor under the Documents and any documentation relating thereto against a GmbH may be limited or such claims may be void, as the case may be, if the execution of the Documents (and any documentation relating thereto) or the performance of the obligations of such GmbH under the Documents (and any documentation relating thereto) could be viewed as an insolvency-causing interference (existenzvernichtender Eingriff) by the shareholders of such GmbH, and the third party creditor and the shareholders have acted in fraudulent conveyance (kollusives Zusammenwirken) to the detriment of the GmbH or other third party creditors of the GmbH. There is – in the absence of a yet predominant view (herrschende Meinung) among legal commentators – no certainty as to the actual interpretation by a German court of the principles set forth in the aforecited decisions of the German Federal Court of Justice as applied to the Documents.

5.4	According to the established practice of the German Federal Court of Justice (Bundesgerichtshof), a company which in fact commenced doing business is generally validly existing until it is dissolved despite any defects during the process of incorporation or establishment. However, certain defects in the process of incorporation or establishment of a company may result in the company being null and void ex tunc (e.g. a founder has been deceited when incorporating or establishing the company, forced to incorporate or establish the company or has lacked full legal capacity when incorporating or establishing the company).

5.5	Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers and contestability (insolvenzrechtliche Anfechtbarkeit)), reorganization, liquidation, moratorium or other similar laws affecting creditors’ rights generally.

5.6	Our opinions are subject to the effect of general principles of German law, including, but not limited to, the principle of loyalty and good faith (Treu und Glauben).

6.	OPINION LIMITED TO GERMAN LAW

Our opinions expressed above are limited to the law of the Federal Republic of Germany, and we have not investigated the laws of any country other than the Federal Republic of Germany and we assume that no foreign law or directive or regulation or ruling affects any of the conclusions stated above and we do not express any opinion herein concerning any other law or with respect to any tax-related matters.

This opinion letter speaks only as of the date hereof and is given only with respect to the laws of the Federal Republic of Germany as in effect on the date hereof.

7.	NO OPINION OF FACT

We express no opinion as to matters of fact.

8.	BENEFIT

We are furnishing this opinion letter to you solely for the purposes of the Registration Statement. This opinion letter is not to be relied upon by or communicated to any other person or for any other purpose, nor is it to be quoted or, other than as set out in the paragraph below, to be made public in any way, without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the New Notes”. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours

Shearman & Sterling LLP

(KK/SC)

(WMC)

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